UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

GANNETT CO., INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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The following is an excerpt from the transcript of Gannett Co., Inc.'s earnings call held on February 20, 2019.

Robert J. Dickey (President and Chief Executive Officer):

. . . Before we discuss our performance for the quarter and the year, I would like to briefly touch on some of the recent news regarding Gannett. On February 4, we announced that our board of directors unanimously rejected an unsolicited proposal from MNG Enterprises to acquire Gannett for $12.00 per share in cash. After careful review and consideration, conducted in consultation with financial and legal advisors, the Gannett board concluded that MNG’s unsolicited proposal undervalues Gannett, is not in the best interests of the company and our shareholders and is not credible.

During a meeting between representatives of Gannett and MNG on February 7, at which MNG once again failed to provide substantive answers to basic questions about its ability to finance and close its proposed transaction, MNG notified Gannett of its intent to nominate six candidates to stand for election to Gannett’s board of directors at the company’s 2019 Annual Meeting. All of the candidates nominated are affiliated with MNG and/or its majority shareholder Alden Global Capital. Gannett will provide notice of the date of the 2019 Annual Meeting and the board’s recommended director nominees in our proxy statement and other materials to be filed with the SEC and mailed to shareholders.

For further information, I would refer you to the public press releases on these topics that the company has issued over recent weeks. Our focus today is on our financial results, and we don’t intend to comment further about these matters on this call.

ADDITIONAL INFORMATION
Gannett Co., Inc. (“Gannett”) intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). INVESTORS AND SECURITY HOLDERS OF GANNETT ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement (including any amendments or supplements thereto) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov. Copies will also be available at no charge in the “Investor Relations” section of Gannett’s website, www.gannett.com.

PARTICIPANTS IN THE SOLICITATION
Gannett and certain of its directors, executive officers and other employees may be deemed to be participants in the Company’s solicitation of proxies from Gannett’s stockholders in connection with the matters to be considered at the 2019 Annual Meeting. Set forth below are the identities of the directors, executive officers and other employees of Gannett currently anticipated to be participants in such solicitation, each of whom beneficially owns the number of shares of Gannett’s common stock, $0.01 par value per share, indicated adjacent to his or her name (as of February 14, 2019) (i) Gannett directors: John Jeffry Louis (315,276 shares), John E. Cody (33,614 shares), Stephen W. Coll (34,505 shares), Robert J. Dickey (324,003 shares), Donald Felsinger (15,471 shares), Lila Ibrahim (44,573 shares), Lawrence S. Kramer (75,863 shares), Tony A. Prophet (22,753 shares), Debra A. Sandler (44,573 shares), and Chloe R. Sladden (19,037 shares), and (ii) Gannett executive officers and other employees: Kristopher Barton (15,861 shares), Alison K. Engel (98,353 shares), Kevin Gentzel (18,479 shares), David Harmon (31,395 shares), Alex Meza (24,587 shares), Maribel Perez Wadsworth (41,636 shares), Barbara W. Wall (49,289 shares), Andy Yost (22,497 shares), Elizabeth A. Allen (18,423 shares), Amber Allman (13,511 shares), and Stacy Cunningham (16,654 shares). The business address for each of the foregoing individuals is c/o Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107.

More detailed and updated information regarding the identity of potential participants in the solicitation of proxies, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant documents to be filed by Gannett with the SEC in connection with the 2019 Annual Meeting. You may obtain free copies of these documents using the sources indicated above.